UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2021

OAK STREET HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-239818	84-3446686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 W. Monroe Street, Suite 1200 Chicago, IL		60603
(Address of principal executive offices)		(Zip Code)

(312) 733-9730

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	OSH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.02 Results of Operations and Financial Condition

The information in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Recent Unaudited Operating Results

Set forth below are ranges for certain preliminary estimates of our operating results for the year ended December 31, 2020 compared to our actual operating results for the year ended December 31, 2019. We have provided ranges, rather than specific amounts, for certain preliminary estimates of our operating results because we have not yet finalized our operating results for the year ended December 31, 2020, and our consolidated statements of operations and related notes as of and for the year ended December 31, 2020 are not expected to be available until after this offering is completed. Consequently, our final operating results for the year ended December 31, 2020 will not be available to you prior to investing in this offering. While we are currently unaware of any items that would require us to make adjustments to the financial information set forth below, it is possible that we or our independent registered public accounting firm may identify such items as we complete our interim financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates. These preliminary estimates are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Forward-Looking Statements” and our consolidated financial statements and related notes included in our quarterly report on Form 10-Q for the quarter ended September 30, 2020 and our Registration Statement, as amended, on Form S-1 originally filed with the Securities and Exchange Commission on July 10, 2020.

The preliminary financial data included below has been prepared by, and is the responsibility of, our management. Our independent auditors have not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data or the accounting treatment thereof. Accordingly, our independent auditors express no opinion or any other form of assurance with respect thereto.

We are providing the following preliminary estimates of our operating results for the year ended December 31, 2020:

	For the year ended December 31,
	2019	2020
		Low	High
Financial Results
Total Revenues	$556.6	$877.5	$882.5
Medical Claims Expense	$386.0	$617.5	$622.5
Cost of care, excluding depreciation and amortization	$140.9	$187.5	$192.5
Net loss attributable to Oak Street Health, Inc.	$(107.9)	$(192.5)	$(187.5)

Key Metrics
Centers	51	79	79
Total Patients	79,000	97,000	97,000
At-Risk	61%	66%	66%
Fee-for-service	39%	34%	34%
Adjusted EBITDA(1)	$(88.2)	$(97.5)	$(92.5)

(1)

Adjusted EBITDA is a non-GAAP financial measure that is presented as supplemental disclosure, defined as net loss, excluding other income (expense), depreciation and amortization, stock-based and unit-based compensation and transaction/ offering related costs. We cannot reconcile our estimated range for Adjusted EBITDA to net loss, the most directly comparable GAAP measure, and cannot provided an estimated range for net loss, without unreasonable efforts because of the uncertainty around certain items that may impact net loss, including stock-based and unit-based compensation, that are not within our control or cannot be reasonably predicted. However, for the year ended December 31, 2020, depreciation and amortization is expected to be $11.2 million.

Comparison of the Year Ended December 31, 2020 and 2019

The estimated increase in total revenues of 58% to 59% compared to December 31, 2019 is primarily attributable to at-risk patient growth of 34%, as well as an increase in total revenues per at-risk patient. Total revenues per at-risk patient increased by approximately 17 % compared to December 31, 2019 due to a shift in patient mix toward higher-premium at-risk patients that had a higher level of acuity on average and thus higher capitation payments. For the quarter ended December 31, 2020, we recognized approximately $7 million of total revenues from one-time events related to settlements with health plans and CARES Act provider relief funds, and approximately $11.5 million of revenue that was earned throughout fiscal year 2020 but was booked entirely in the fourth quarter.

The estimated increase in medical claims expense of 60 to 61% compared to December 31, 2019 is primarily attributable to at-risk patient growth of 34%, as well as an increase in medical claims expense per at-risk patient driven by medical costs trends and mix shift of at-risk patients to higher cost markets. Our estimates of medical claims expense include an estimate for future medical claims due to the impact of COVID-19. For the quarter ended December 31, 2020, we recognized approximately $6.5 million of medical claims expense from one-time events related to settlements with health plans and a reserve against potential COVID-19 claims relating to 2020 dates of service, offset by favorable prior period development, and approximately $1 million that was incurred throughout fiscal year 2020 but was booked entirely in the fourth quarter.

The estimated cost of care, excluding depreciation and amortization increased during the period by a range of 33% to 37% compared to the year ended December 31, 2019 primarily due to increases in salaries and benefits, occupancy, transportation, and medical supply costs related to our 34% growth in at-risk patients and growth of centers of 28.

The estimated net loss attributable to Oak Street Health, Inc. changed during the period by a range of $80 million to $85 million from the year ended December 31, 2019 primarily due to higher total revenues with increases in total operating expenses for the period compared to the year ended December 31, 2019. The increase in total operating expenses was primarily due to higher salaries and benefits, and in particular, stock-based compensation, and as we continued to expand our team to support our growth and became a public company.

2021 Trends

We have observed the following key trends for 2021:

•

Accelerated Center Openings. As of December 31, 2020, we operated 79 centers, six more than we anticipated at the time of our initial public offering in August 2020. For 2021, we expect to open 38-42 new centers given our current pipeline, which is 13-17 more than we anticipated at the time of our initial public offering. While a greater number of centers increases the capacity of our platform and therefore the number of patients we can serve, our centers initially generate a net loss until they reach a certain level of scale. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations portion of this prospectus—Key Factors Affecting Our Performance—Center-Level Contribution Margin”. Because we expect to open and operate a greater number of centers in 2021 than we had previously anticipated, we believe these incremental centers will increase our net loss in 2021, driven by greater cost of care, excluding depreciation and amortization expenses, and greater corporate, general and administrative expenses, at levels that are consistent with our historical experience. We are making this investment as our newer cohorts continue to perform well compared to our historical experience, as evidenced by the chart below. We therefore believe this investment in a greater number of centers will result in greater corporate profitability in the future as the patient panels at these centers mature.

Preliminary 2020 Center Contribution Results by 2016-2019
Cohort	2019	2018	2017	2016
Year of Cohort Results	Year 1	Year 2	Year 3	Year 4
2020 Preliminary Revenue	81,113,495	158,810,239	72,727,259	88,784,995
2020 Preliminary Center-Level Contribution	(12,464,236)	8,895,838	4,123,228	8,666,169
# of centers in cohort	13	14	5	4

Note: Revenue excludes capitated revenue associated with Medicare Part D. We define center-level contribution margin as (i) patient revenue, excluding Medicare Part D revenue minus (ii) the sum of (a) medical claims expense, excluding Medicare Part D related expenses, and (b) cost of care, excluding depreciation and amortization.

•

Sales and Marketing expenses. Our sales and marketing investments are a key determinant of our patient growth. As we grow our center base and therefore our capacity, we expect to increase our aggregate investment in sales and marketing to drive patient growth to fill this increased capacity. Because we now expect to operate more centers in 2021 as discussed above, we expect to proportionally increase our investment in sales and marketing in 2021 compared to levels from the third quarter of 2020. We believe this investment will result in a greater number of at-risk patients, therefore driving greater revenue in the future.

•

Patient Contribution. We expect our capitated revenue growth in 2021 to exceed our initial expectations due to stronger patient growth in 2020 and the increased number of centers we expect to operate by the end of 2021. We also expect patient contribution to be positively impacted as traditional Medicare fee-for-service patients transition to an at-risk regime via the CMMI Direct Contracting program. However, we expect this patient contribution benefit will be more than offset by lower per-patient premiums and greater per-patient medical costs. Although we expect risk scores for existing Oak Street Health patients to be consistent with our historical experience, due to a lack of availability of care and inadequate documentation as discussed in more detail below, we expect lower risk scores for new patients in 2021, which will result in lower per-patient Capitated Revenue. As future patients not served by Oak Street in 2020 were unable to access the healthcare system for several months in 2020 due to local COVID-19 restrictions and therefore had fewer interactions with healthcare providers than a typical year, we expect the risk scores for new patients in 2021 to be lower than they have been historically. We do not believe that our 2020 medical cost data can serve as a reliable basis for estimating our 2021 performance given COVID-19’s impact on the data, and given the fact that we do not know what the impact to medical costs will be as a result of the surge in COVID-19 cases at the end of 2020 and the beginning of 2021. Additionally, the Consolidated Appropriations Act passed in December 2020 included an increase in the Medicare Physician Fee Schedule for 2021 and suspended sequestration for Medicare payments for the first quarter of 2021. We expect the net combination of these two factors will result in an increase in per-patient medical costs related to specialist care provided to our patients. Given these factors, per-patient medical costs may be greater in 2021 than the levels we experienced in our recent historical results. Our best estimate of the low end potential net impact of these factors is a 250 basis point decrease in patient contribution as a percent of our capitated revenue. Due to the uncertain impact of COVID-19 on 2021 performance, the actual impact may vary from that estimate and could be greater. Regardless, we believe both the impact on per-patient revenue and per-patient medical costs are related to COVID-19, and we do not expect either will impact our longer-term patient economics.

•

Care Model investments. As our patient base continues to grow, we can better afford to invest in additional Care Model programs as we spread the fixed costs of these programs over a greater number of patients. Given the strong bond we form with our patients, we believe that through new Care Model programs, we can even further improve the care we deliver to our patients while simultaneously lowering our medical claims expense. We expect to invest more heavily in the development, piloting and implementation of additional programs in 2021 compared to prior years with the goal of reducing Medical Claims Expense in future periods and developing ways to deploy our capabilities in alternative settings opening up additional patient growth opportunities. We expect the incremental investment in these programs will increase our operating expenses (which include cost of care, excluding depreciation & amortization, and corporate, general and administrative expenses, excluding stock-based compensation) in 2021 in a range of 5% to 10%, as compared to 2020, on top of ordinary course growth in our total operating expenses.

Cautionary Information Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the federal securities laws. These forward-looking statements reflect the Company’s current intentions, expectations or beliefs. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. There is no assurance that any forward-looking statements will materialize. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAK STREET HEALTH, INC.

Date: February 8, 2021	By:	/s/ Robert Guenthner
	Name:	Robert Guenthner
	Title:	Chief Legal Officer